CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2017, relating to the financial statements and financial highlights of Weiss Alternative Balanced Risk Fund, a series of Series Portfolios Trust, for the year ended October 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
February 26, 2018